SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2014

HOPFED BANCORP, INC.

(Exact name of Registrant as Specified in Charter)

Delaware	0-23667	61-1322555
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4155 Lafayette Road, Hopkinsville, Kentucky 42240

(Address of Principal Executive Offices)

(270) 885-1171

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On June 18, 2014, the Compensation Committee of the Board of Directors granted restricted stock awards to the following named executive officers:

Name	Title	Restricted Stock Award

John E. Peck	President & CEO*	6,812

Michael L. Woolfolk	Executive VP and Chief Operations Officer	5,105

P. Michael Foley III	Senior VP and Chief Credit Officer	4,119

Billy C. Duvall	Senior VP, Chief Financial Officer and Treasurer	4,202

The restricted share awards vest over a three year period at 33.3% per year and are subject to the terms and conditions of the HopFed Bancorp, Inc. 2013 Long-Term Incentive Plan and the related Restricted Share Award Agreement. The closing price of the Company’s common stock on June 18, 2014, was $11.60 per share.

On June 18, 2014, the Compensation Committee voted to extend the employment contracts of Messrs. Peck, Woolfolk and Duvall with the Company and Heritage Bank USA, Inc., the Company’s wholly owned, Kentucky chartered commercial bank subsidiary (the “Bank”), for an additional year, each to a term of three years.

Additional, Mr. Keith Bennett’s employment contract calls for him to receive $5,000 worth of restricted stock on July 1, 2014. The number of shares awarded on July 1, 2014, will be based on the closing price of the Company’s stock on July 1, 2014. Mr. Bennett is the Bank’s Montgomery County, Tennessee, market president and a named executive officer of the Company.

On July 18, 2014, Compensation Committee made the following decisions on annual base compensation to the named executive officers listed below that are to be effective July 1, 2014:

Name	Title	Prior Base Salary	New Base Salary

John E. Peck	President & CEO	$301,044	$316,096
Michael L. Woolfolk	Executive VP and Chief Operations Officer	$225,608	$236,888
Billy C. Duvall	Senior VP, Chief Financial Officer and Treasurer	$185,680	$194,964
P. Michael Foley III	Senior VP and Chief Credit Officer	$182,000	$191,100

On June 18, 2014, the Company’s Compensation Committee voted to increase the monthly retainer paid to the Board of Directors of the Bank and the Company by $100 per month, to $500 per month. Individuals who serve on the board of both the Company and Bank receive only one monthly retainer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HOPFED BANCORP, INC.

Dated: June 20, 2014	By:	/s/ John E. Peck
John E. Peck
President and Chief Executive Officer